Exhibit 16.1



January 13, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Nanosignal Corporation, Inc.
     Commission File Number 000-31735

We have read the statements that we understand Nanosignal Corporation, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding their change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


Very truly yours,



Malone & Bailey, PC